Exhibit 99.1

Investors Louis Alterman 404-748-7650 678-472-3252 (mobile) altermanlo@corp.earthlink.com Media Michele Sadwick 404-748-7255 404-769-8421 (mobile) sadwick@corp.earthlink.com

EarthLink Announces Tom Wheeler Resigns from Board of Directors to Serve as FCC Chairman

ATLANTA, GA — November 4, 2013 - EarthLink, Inc. (NASDAQ: ELNK) today announced the resignation of Tom Wheeler from EarthLink’s Board of Directors following the U.S. Senate’s confirmation of his appointment to serve as Chairman of the Federal Communications Commission.

“We are extremely grateful to Tom for his 10 years of dedicated service to our Board and valuable contributions to our Company,” commented Rolla P. Huff, Chief Executive Officer and Chairman of EarthLink’s Board of Directors. “We wish him well as he takes on this very important assignment.”

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading IT services and communications provider to more than 150,000 businesses and one million consumers nationwide. EarthLink empowers customers with managed services including cloud computing, managed and private cloud, and virtualization services such as managed hosting and cloud workspace. EarthLink also offers a robust portfolio of IT security, application hosting, colocation and IT support services. The company operates an extensive network spanning 29,421 route fiber miles with 90 metro fiber rings and 8 secure data centers providing ubiquitous nationwide data and voice IP service coverage across more than 90 percent of the country. Founded in 1994, EarthLink’s award-winning reputation for outstanding service and product innovation is supported by an experienced team of professionals focused on best-in-class customer care.  For more information, visit EarthLink’s website at www.earthlink.com.

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